Exhibit 99.1

Bentley Park 2 Holland Way Exeter, NH 03833-2937 Tel: 603.658.6100 Fax: 603.658.6101/6102 www.bentleypharm.com	News Release
FOR IMMEDIATE RELEASE	Investor Relations: Tara Spiess TS Communications Group, LLC 603.658.6160

BENTLEY PHARMACEUTICALS REPORTS SECOND QUARTER 2006 RESULTS

Diluted EPS Totaled $0.12;  Revenues Grew 17% to a Record $29.0 Million

EXETER, NH, August 3, 2006 — Bentley Pharmaceuticals, Inc. (NYSE: BNT), a specialty pharmaceutical company, today announced financial results for the second quarter and six months ended June 30, 2006. Bentley continued to experience solid revenue growth fueled by an increase in non-U.S. licensing and manufacturing agreements and increased royalty revenues from sales of Testim®, the first marketed product containing CPE 215®, Bentley’s proprietary drug delivery technology.  Bentley also continued its commitment to its drug delivery programs, specifically its intranasal insulin program, with a 55% increase in investment in its research and development programs when compared to the second quarter of the prior year. Foreign currency exchange rate fluctuations did not have a significant impact on Bentley’s financial results in the second quarter of 2006.  Bentley’s results by operating segment are as follows:

For the three months ended June 30:

(in thousands)	2006			2005
	Specialty Generics	Drug Delivery	Consolidated	Specialty Generics	Drug Delivery	Consolidated
Revenues	$26,622	$2,361	$28,983	$23,508	$1,256	$24,764
Cost of net product sales	12,471	—	12,471	11,367	—	11,367
Gross profit	14,151	2,361	16,512	12,141	1,256	13,397
Operating expenses	7,425	4,155	11,580	7,392	2,016	9,408
Income (loss) from operations	6,726	(1,794)	4,932	4,749	(760)	3,989
Other income (expenses), net	11	176	187	(13)	186	173
Income (loss) before income taxes	6,737	(1,618)	5,119	4,736	(574)	4,162
Provision for income taxes	2,484	—	2,484	1,554	—	1,554
Net income (loss)	$4,253	$(1,618)	$2,635	$3,182	$(574)	$2,608

For the six months ended June 30:

(in thousands)	2006			2005
	Specialty Generics	Drug Delivery	Consolidated	Specialty Generics	Drug Delivery	Consolidated
Revenues	$53,266	$3,995	$57,261	$46,882	$2,126	$49,008
Cost of net product sales	25,404	—	25,404	22,819	—	22,819
Gross profit	27,862	3,995	31,857	24,063	2,126	26,189
Operating expenses	14,713	8,858	23,571	14,706	3,847	18,553
Income (loss) from operations	13,149	(4,863)	8,286	9,357	(1,721)	7,636
Other income (expenses), net	(3)	383	380	(42)	328	286
Income (loss) before income taxes	13,146	(4,480)	8,666	9,315	(1,393)	7,922
Provision for income taxes	4,877	—	4,877	3,144	—	3,144
Net income (loss)	$8,269	$(4,480)	$3,789	$6,171	$(1,393)	$4,778

Key second quarter results include:

Specialty Generics Business

•                  Revenues from Bentley’s specialty generics business rose 13% to $26.6 million in the second quarter of 2006 from $23.5 million in the second quarter of 2005, primarily from increased net product sales under licensing and manufacturing agreements;

•                  Net product sales to customers under licensing and manufacturing agreements increased 24% to a record $10.1 million compared to $8.1 million in the second quarter of the prior year; and

•                  Operating income from sales of specialty generics increased to $6.7 million from $4.7 million as a result of increased net product sales and a non-recurring $460,000 benefit to cost of sales and gross profit as a result of a lower than expected Spanish pharmaceutical tax, combined with an increase in operating expenses of less than 1%.

Drug Delivery Business

•                  Licensing and collaboration revenues, driven by increased U.S. royalties on growing sales of Testim, increased 88% to $2.4 million in the second quarter of 2006 compared to $1.3 million in the second quarter of 2005.  This increase was driven by increased royalties from the sales of Testim and a one-time benefit of $398,000 from the recognition of previously deferred royalties as a result of a change in the method the Company uses to recognize royalty revenues from sales of Testim. Bentley adopted a methodology in the second quarter of 2006 that provides a reasonable basis for estimating future product returns on Testim sales, enabling it to begin recognizing royalty revenues based on product shipments, rather than on prescriptions dispensed, as was the practice since Testim was launched in 2003; and

•                  Although consolidated operating income increased 24% from $4.0 million to $4.9 million, operating losses generated by the drug delivery segment increased to $1.8 million from $760,000, primarily as a result of $1.1 million in increased investment in research and development programs and $1.0 million in increased general and administrative expenses, primarily resulting from higher legal costs, outside services to support the Company’s growth, costs of additional employees and the recording of share-based compensation expense from the required adoption of a new accounting principle in January 2006, which was not required to be recorded in previous periods.

Consolidated

•                  Consolidated revenues grew to almost $29.0 million in the second quarter of 2006, an increase of 17% compared to the second quarter of 2005;

•                  Consolidated operating income increased to $4.9 million, a 24% increase compared to the second quarter of  2005; and

•                  Net income of $2.6 million, or $0.12 per diluted share, equaled that of the second quarter of the prior year, while supporting accelerated spending for drug delivery product development.

John Sedor, President of Bentley, commented, “I am extremely pleased with the strength of our continued quarter to quarter growth, both in revenue and to our bottom line. We continue to look at increasing market share through the expansion of our generics business both in and outside of Spain.  In addition, our drug delivery development efforts are intensifying as we make plans to continue global Phase II clinical studies for intranasal insulin.  We are now operating at a brisk but measured pace along the path we have set for the Company.  We are focused on delivering sustained profitability and growth in our generics business, building long-term value through the development of differentiated generics, and expanding the commercial applications of our proprietary drug delivery technology.”

As of June 30, 2006, Bentley’s specialty generics segment has executed 157 license agreements for product registrations, of which 19 with customers in Spain and 81 with customers outside of Spain cover actively marketed products that are generating revenues.  The remaining licenses (one with a customer in Spain, three with customers in Ireland and 53 with customers outside of Spain and Ireland) are for products that are awaiting regulatory approvals. Additionally, the Company has 16 contract manufacturing agreements in effect in Spain and six contract manufacturing agreements in effect for international customers.

Operating expenses increased 23% in the second quarter to $11.6 million, primarily as a result of increases in general and administrative expenses and the Company’s continued focus on the advancement of its research and development programs. The increase in general and administrative expenses is primarily attributable to increases in legal costs incurred to defend against legal actions brought by Ethypharm, as well as an increase in general business expenses required to support the Company’s growth and new share-based compensation expense related to equity awards which was not required to be recorded by the Company in the comparable period of the prior year. The increase in research and development costs is primarily attributable to the advancement of the Company’s program for the intranasal delivery of insulin and the development of generic pharmaceutical products for the U.S. and other markets.

Consolidated revenues increased by $8.3 million, or 17% (20% in constant currency), in the first six months of 2006 to $57.3 million from $49.0 million in the first half of 2005.  Revenues were driven by a $6.3 million increase in the Company’s pharmaceutical product sales and a $1.9 million increase in licensing and collaboration revenues, primarily from increased royalty revenues from sales of Testim. Operating income increased 9% to $8.3 million in the first half of 2006 compared to $7.6 million in the first six months of 2005.  However, net income for the first half of 2006 decreased 21% to $3.8 million, or $0.16 per diluted share, from $4.8 million, or $0.21 per diluted share, in the first half of the prior year.  Increased domestic and Irish losses due to more investment in Bentley’s research and development programs contributed to an increase in the effective tax rate, from 40% in the first half of 2005 to 56% in the first half of 2006.

James R. Murphy, Chairman and CEO, remarked, “This year is a pivotal one for us as we begin to implement our newly refined business strategy, and it is gratifying to see the results thus far.  We have carefully balanced our investment in research and development for the first intranasal application of our drug delivery technology with continued attention and focus on growth in our specialty generics to provide a basis for near-term and long-term value for our shareholders.”

Significant components of Bentley’s revenues for the second quarter and first six months of 2006 and 2005 are summarized below:

For the three months ended June 30, 2006:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$712	$4,310	$—	$—	$5,022	17%
Simvastatin	482	1,492	—	—	1,974	7%
Enalapril	1,379	407	—	—	1,786	6%
Paroxetine	398	799	—	—	1,197	4%
Lansoprazole	665	211	—	—	876	3%
All other products	2,478	2,609	171	270	5,528	19%
Sales to licensees and others	—	—	4,285	5,789	10,074	35%
Licensing and collaborations	—	—	166	2,360	2,526	9%
Total Revenues	$6,114	$9,828	$4,622	$8,419	$28,983	100%
% of Q-2 2006 Revenues	21%	34%	16%	29%	100%

For the three months ended June 30, 2005:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$734	$4,134	$—	$—	$4,868	19%
Simvastatin	425	1,345	—	—	1,770	7%
Enalapril	1,226	447	—	—	1,673	7%
Paroxetine	353	812	—	—	1,165	5%
Lansoprazole	486	126	—	—	612	3%
All other products	2,400	2,294	73	439	5,206	21%
Sales to licensees and others	—	—	3,563	4,576	8,139	33%
Licensing and collaborations	—	—	75	1,256	1,331	5%
Total Revenues	$5,624	$9,158	$3,711	$6,271	$24,764	100%
% of Q-2 2005 Revenues	23%	37%	15%	25%	100%

For the six months ended June 30, 2006:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$1,341	$8,693	$—	$—	$10,034	18%
Simvastatin	926	2,963	—	—	3,889	7%
Enalapril	2,297	1,130	—	—	3,427	6%
Paroxetine	775	1,615	—	—	2,390	4%
Lansoprazole	1,325	452	—	—	1,777	3%
All other products	5,285	5,592	481	627	11,985	21%
Sales to licensees and others	—	—	6,911	12,614	19,525	34%
Licensing and collaborations	—	—	239	3,995	4,234	7%
Total Revenues	$11,949	$20,445	$7,631	$17,236	$57,261	100%
% of YTD 2006 Revenues	21%	36%	13%	30%	100%

For the six months ended June 30, 2005:

(in thousands)	Revenues Within Spain
				Revenues
	Branded			Outside of		% of Total
Product Line	Generics	Generics	Other	Spain	Total	Revenues
Omeprazole	$1,450	$8,254	$—	$—	$9,704	20%
Simvastatin	873	2,585	—	—	3,458	7%
Enalapril	2,151	912	—	—	3,063	6%
Paroxetine	718	1,647	—	—	2,365	5%
Codeisan	1,997	—	—	—	1,997	4%
All other products	4,886	5,059	185	1,015	11,145	23%
Sales to licensees and others	—	—	7,241	7,739	14,980	30%
Licensing and collaborations	—	—	170	2,126	2,296	5%
Total Revenues	$12,075	$18,457	$7,596	$10,880	$49,008	100%
% of YTD 2005 Revenues	25%	38%	15%	22%	100%

Management will host a conference call at 10:00 a.m. Eastern Time on Thursday, August 3, 2006 to discuss the second quarter results and provide a business update. To participate on the live call, please dial (888) 332-7254 from the U.S. and Canada or, for international callers, please dial (973) 582-2856 (access code 7679196), approximately 10 minutes prior to the scheduled start time.  A telephone replay will be available for 30 days by dialing (877) 519-4471 from the U.S. and Canada or (973) 341-3080 for international callers (please reference reservation number 7679196).  The conference call will also be broadcast live on the Internet and may be accessed via Bentley’s web site, www.bentleypharm.com. Please go to the Company’s web site approximately 10 minutes prior to the scheduled start time to register.  A replay of the conference will also be available on Bentley’s web site for 30 days.

Bentley Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on advanced drug delivery technologies and generic pharmaceutical products. Bentley’s proprietary drug technologies enhance or facilitate the absorption of pharmaceutical compounds across various membranes. Bentley also manufactures a growing portfolio of generic and branded generic pharmaceuticals in Europe for the treatment of cardiovascular, gastrointestinal, infectious and neurological diseases through its subsidiary, Laboratorios Belmac, and markets these pharmaceutical products through its subsidiaries, Laboratorios Belmac, Laboratorios Davur, Laboratorios Rimafar and Bentley Pharmaceuticals Ireland; and manufactures and markets active pharmaceutical ingredients through its subsidiary, Bentley API.

Additional information regarding Bentley Pharmaceuticals may be obtained through Bentley’s web site at www.bentleypharm.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release contains forward looking statements, including without limitation, statements regarding the prospects for growth of the specialty generics business in and outside of Spain, Bentley’s plans to increase spending on research and development in 2006, and the prospects for further clinical development of Bentley’s intranasal insulin program. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by such statements.  Factors that may cause such differences include, but are not limited to, risks associated with the following: clinical trials, the timing and nature of regulatory approvals, changes in third-party reimbursement and government mandates that impact pharmaceutical pricing, development and commercialization of Bentley’s proprietary products and formulations, competition from other manufacturers of generic and proprietary pharmaceuticals, intellectual property litigation, the efficacy and safety of Bentley’s products, the unpredictability of patent protection, international operations, and other uncertainties detailed under “Risk Factors” in Bentley’s most recent Annual Report on Form 10-K and its other subsequent periodic reports filed with the Securities and Exchange Commission. Bentley cautions investors not to place undue reliance on the forward-looking statements contained in this release.  These statements speak only as of the date of this document, and Bentley undertakes no obligation to update or revise the statements, except as may be required by law.

(tables to follow)

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Income Statements

(in thousands, except per share data)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Net product sales	$26,457	$23,433	$53,027	$46,712
Licensing and collaboration revenues	2,526	1,331	4,234	2,296
Total revenues	28,983	24,764	57,261	49,008

Cost of net product sales	12,471	11,367	25,404	22,819

Gross profit	16,512	13,397	31,857	26,189

Operating expenses:
Selling and marketing	4,242	4,223	8,381	8,615
General and administrative	4,398	3,018	8,906	6,036
Research and development	2,495	1,608	5,403	2,959
Depreciation and amortization	445	559	881	943
Total operating expenses	11,580	9,408	23,571	18,553

Income from operations	4,932	3,989	8,286	7,636

Other income (expenses):
Interest income	185	211	438	372
Interest expense	(34)	(62)	(94)	(110)
Other, net	36	24	36	24

Income before income taxes	5,119	4,162	8,666	7,922

Provision for income taxes	2,484	1,554	4,877	3,144

Net income	$2,635	$2,608	$3,789	$4,778

Net income per common share:
Basic	$0.12	$0.12	$0.17	$0.22
Diluted	$0.12	$0.12	$0.16	$0.21

Weighted average common shares outstanding:
Basic	22,170	21,395	22,063	21,356
Diluted	22,876	22,603	23,380	22,568

Bentley Pharmaceuticals, Inc. and Subsidiaries
Consolidated Balance Sheets

(in thousands, except per share data)	June 30, 2006	December 31, 2005

Assets

Current assets:
Cash and cash equivalents	$23,961	$32,384
Marketable securities	3,001	462
Receivables, net	32,691	26,916
Inventories, net	15,032	12,147
Deferred taxes	1,280	1,099
Prepaid expenses and other	1,915	2,069
Total current assets	77,880	75,077

Non-current assets:
Fixed assets, net	40,673	33,366
Drug licenses and related costs, net	14,529	13,858
Restricted cash	1,000	1,000
Other	1,091	919
Total non-current assets	57,293	49,143
	$135,173	$124,220

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$17,000	$15,462
Accrued expenses	12,149	9,428
Short-term borrowings	1,309	2,608
Current portion of long-term debt	375	387
Deferred income	1,044	795
Total current liabilities	31,877	28,680

Non-current liabilities:
Deferred taxes	1,760	1,665
Deferred income	3,126	2,286
Total non-current liabilities	4,886	3,951

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $1.00 par value, authorized 2,000 shares, issued and outstanding, none	—	—
Common stock, $0.02 par value, authorized 100,000 shares, issued and outstanding, 22,173 and 21,923 shares	443	438
Additional paid-in capital	138,737	139,381
Accumulated deficit	(46,201)	(49,990)
Accumulated other comprehensive income	5,431	1,760
Total stockholders’ equity	98,410	91,589
	$135,173	$124,220

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